Exhibit 99.1

Date:	April 29, 2009
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES OPERATING RESULTS

FOR THE SECOND FISCAL QUARTER OF 2009

Stroudsburg, Pennsylvania, April 29, 2009 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three and six months ended March 31, 2009. The Company reported net income of $1.5 million, or $0.11 per diluted share, for the three months ended March 31, 2009, as compared to net income of $1.7 million, or $0.11 per diluted share, for the corresponding 2008 period. For the six months ended March 31, 2009, the Company reported net income of $3.4 million or $0.24 per diluted share as compared to net income of $3.4 million or $0.21 per diluted share for the corresponding 2008 period.

Mr. Gary S. Olson, President and Chief Executive Officer of the Company, noted that, “the overall weakness and uncertainty that continues to stress the national economy also continues to stress economic conditions throughout the Company’s market area. Despite these economic realities, the Company maintained its high level of capital, solid earnings, and stable asset quality. The 5.7% increase in our total assets so far this fiscal year was fueled primarily by a $38.7 million, or 5.5% increase in our net loans outstanding. Our asset quality, as exhibited by our non-performing assets to total asset ratio, remains strong. Our operating results for the quarter and year-to-date periods, which in 2009 include the cost of our equity incentive plan, were solid. We are particularly pleased with the year-to-date increase of 9.6% in our net interest income after provision for loan losses compared to the 2008 year-to-date period.”

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

Net Interest Income:

Net interest income increased $833,000, or 13.1%, to $7.2 million for the three months ended March 31, 2009, from $6.4 million for the comparable period in 2008. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.39% for the three months ended March 31, 2009, from 2.00% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $16.6 million.

Net interest income increased $1.6 million, or 13.0%, to $14.2 million for the six months ended March 31, 2009, from $12.6 million for the comparable period in 2008. The increase was primarily attributable to an increase in the Company’s interest rate spread to 2.33% for the six months ended March 31, 2009, from 1.97% for the comparable period in 2008, offset in part by a decrease in the Company’s average net earning assets of $14.3 million.

Provision for Loan Losses:

The provision for loan losses increased $225,000 or 150.0%, to $375,000 for the three months ended March 31, 2009, from $150,000 for the comparable period in 2008. The provision for loan losses increased $450,000 or 150.0%, to $750,000 for the six months ended March 31, 2009, from $300,000 for the comparable period in 2008.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The increase in the provision for loan losses for both the three and six month periods ended March 31, 2009, as compared to the comparable 2008 periods was in response to this evaluation and to the growth in the Company’s loan portfolio.

Noninterest Income:

Noninterest income decreased $64,000 or 4.8%, to $1.3 million for the three months ended March 31, 2009, from $1.3 million for the comparable period in 2008. The primary reasons for the decrease were declines in service fees on deposit accounts of $101,000, which were partially offset by increases in service charges and fees on loans of $25,000 and trust and investment fees of $14,000.

Noninterest income decreased $202,000, or 7.3%, to $2.6 million for the six months ended March 31, 2009, from $2.8 million for the comparable period in 2008. The primary reasons for the decrease were declines in service fees on deposit accounts of $167,000 and trust and investment fees of $23,000.

Noninterest Expense:

Noninterest expense increased $705,000, or 13.6%, to $5.9 million for the three months ended March 31, 2009, from $5.2 million for the comparable period in 2008. The primary reason for the increase was an increase in compensation and employee benefits of $580,000. Compensation and employee benefits increased primarily as a result of an expense of $538,000 for the three months ended March 31, 2009, related to the Company’s equity incentive plan. As previously announced, the Company’s stockholders approved the ESSA Bancorp, Inc. 2007 Equity Incentive Plan at the 2008 Annual Meeting of Stockholders on May 8, 2008. Awards granted under the Equity Incentive Plan were made on May 23, 2008.

Noninterest expense increased $1.4 million, or 14.1%, to $11.7 million for the six months ended March 31, 2009, from $10.2 million for the comparable period in 2008. The primary reasons for the increase were increases in compensation and employee benefits of $1.2 million, occupancy and equipment of $61,000, and other expenses of $138,000. Compensation and employee benefits increased primarily as a result of an expense of $1.1 million related to the Company’s Equity Incentive Plan. Occupancy and equipment costs increased primarily as a result of an increase in general repairs and maintenance of $35,000. Other expenses increased primarily as a result of increases in FDIC insurance of $62,000 and REO expense of $60,000.

Balance Sheet:

Total assets increased $57.1 million, or 5.7%, to $1.05 billion at March 31, 2009, compared to $993.5 million at September 30, 2008. The primary reasons for the increase in assets were increases in cash and cash equivalents of $4.7 million, certificates of deposit of $1.1 million, net loans receivable of $38.7 million, and investment securities available for sale of $8.7 million. The increase in net loans receivable included net increases in residential loans of $40.2 million and construction loans of $596,000 which were partially offset by decreases in commercial real estate loans of $1.8 million, commercial loans of $272,000, and consumer loans of $205,000.

Total deposits increased $28.8 million at March 31, 2009, compared to September 30, 2008, primarily as a result of increases in money market accounts of $25.1 million. Borrowed funds increased during the same time period by $37.6 million.

Stockholders’ equity decreased $10.5 million to $189.6 million at March 31, 2009, compared to $200.1 million at September 30, 2008, primarily as a result of a previously announced stock repurchase program the Company began in June 2008. As of March 31, 2009, the Company had purchased 2,086,059 shares at an average price of $13.00 per share.

Asset Quality:

Nonperforming assets totaled $5.4 million, or 0.51%, of total assets at March 31, 2009, compared to $4.0 million, or 0.40%, of total assets at September 30, 2008. The allowance for loan losses was $5.2 million, or 0.69%, of loans outstanding at March 31, 2009, compared to $4.9 million, or 0.69%, of loans outstanding at September 30, 2008.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $980 million and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2009	September 30, 2008
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,984	$8,382
Interest-bearing deposits with other institutions	9,316	4,232

Total cash and cash equivalents	17,300	12,614
Certificates of deposit	4,903	3,777
Investment securities available for sale	212,785	204,078
Investment securities held to maturity (fair value of $10,795 and $11,924)	10,592	11,857
Loans receivable (net of allowance for loan losses of $5,209 and $4,915)	745,596	706,890
Federal Home Loan Bank stock	20,727	19,188
Premises and equipment	10,451	10,662
Bank-owned life insurance	14,793	14,516
Foreclosed real estate	2,144	31
Other assets	11,343	9,869

TOTAL ASSETS	$1,050,634	$993,482

LIABILITIES
Deposits	$399,346	$370,529
Short-term borrowings	61,290	39,510
Other borrowings	389,107	373,247
Advances by borrowers for taxes and insurance	4,282	2,047
Other liabilities	7,041	8,063

TOTAL LIABILITIES	861,066	793,396

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	170	170
Additional paid in capital	161,092	159,919
Unallocated common stock held by the Employee Stock Ownership Plan	(12,566)	(12,792)
Retained earnings	60,393	58,227
Treasury stock, at cost	(19,474)	(2,753)
Accumulated other comprehensive loss	(47)	(2,685)

TOTAL STOCKHOLDERS’ EQUITY	189,568	200,086

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,050,634	$993,482

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2009	2008	2009	2008
	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable	$10,523	$9,884	$21,124	$19,667
Investment securities:
Taxable	2,644	2,637	5,097	5,339
Exempt from federal income tax	82	83	165	166
Other investment income	1	287	120	608

Total interest income	13,250	12,891	26,506	25,780

INTEREST EXPENSE
Deposits	1,788	2,447	3,759	5,136
Short-term borrowings	118	325	273	763
Other borrowings	4,135	3,743	8,271	7,306

Total interest expense	6,041	6,515	12,303	13,205

NET INTEREST INCOME	7,209	6,376	14,203	12,575
Provision for loan losses	375	150	750	300

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,834	6,226	13,453	12,275

NONINTEREST INCOME
Service fees on deposit accounts	739	840	1,579	1,746
Services charges and fees on loans	171	146	292	298
Trust and investment fees	205	191	414	437
Earnings on Bank-owned life insurance	139	140	278	283
Other	8	8	24	24

Total noninterest income	1,262	1,325	2,587	2,788

NONINTEREST EXPENSE
Compensation and employee benefits	3,590	3,010	7,174	6,005
Occupancy and equipment	754	719	1,464	1,403
Professional fees	387	399	722	688
Data processing	467	478	936	957
Advertising	149	147	352	292
Other	552	440	1,018	880

Total noninterest expense	5,899	5,193	11,666	10,225

Income before income taxes	2,197	2,358	4,374	4,838
Income taxes	660	704	1,007	1,487

NET INCOME	$1,537	$1,654	$3,367	$3,351

EARNINGS PER SHARE
Basic	$0.11	$0.11	$0.24	$0.21
Diluted	$0.11	$0.11	$0.24	$0.21